Registration No. 333-__________

As filed with the Securities and Exchange Commission on July 31, 2003

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------
                               NTL Incorporated
            (Exact Name of Registrant as Specified in Its Charter)


        Delaware                                     52-1822078
---------------------------------             ------------------------
(State or Other Jurisdiction                   (I.R.S. Employer
of Incorporation or Organization)               Identification No.)


                110 East 59th Street, New York, New York 10022
              (Address of Principal Executive Offices) (Zip Code)


                    NTL Incorporated 2003 Stock Option Plan
           NTL Incorporated Executive Group Compensation Bonus Plan Employment Agreements between the Company and the employees party thereto
                           (Full Title of the Plan)


                                 Barclay Knapp
                Chief Executive Officer, President and Director
                               NTL Incorporated
                             110 East 59th Street
                           New York, New York 10022
                                (212) 906-8440

                                  Copies to:
                            Thomas H. Kennedy, Esq
                            Adrian J.S. Deitz, Esq
                   Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                           New York, New York 10036
                                (212) 735 3000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)


                        CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                               Proposed Maximum
 Title Of Securities To Be       Amount To Be          Proposed Maximum       Aggregate Offering       Amount Of
        Registered            Registered (1)(2)    Offering Price Per Share         Price          Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par        5,233,912 (1)(2)          $ 41.55 (3)           $ 217,469,044 (3)        $ 17,593
value per share, including
associated rights to
purchase Series A Junior
Participating Preferred
Stock
====================================================================================================================

(1)  This Registration Statement covers (i) 5,000,000 shares of common stock,
     $0.01 par value per share, including associated rights to purchase Series
     A Junior Participating Preferred Stock (the "Common Stock"), of NTL
     Incorporated (the "Company") that may be issued from time to time pursuant to the NTL Incorporated 2003 Stock Option Plan, as amended from time to time (the "Stock Option Plan"); (ii) 100,000 shares of Common
     Stock that may be issued by the Company pursuant to the NTL Incorporated
     Executive Group Compensation Bonus Plan (the "Bonus Plan "); and (iii) the reoffer or resale of an aggregate of 133,912 shares of Common Stock that were issued to certain of our employees pursuant to the Employment
     Agreement, dated November 7, 2002 between Barclay Knapp and NTL
     Incorporated, the Employment Agreement, dated November 7, 2002 between
     Richard J. Lubasch and NTL Incorporated, the Employment Agreement, dated
     November 7, 2002 between Bret Richter and NTL Incorporated, the
     Employment Agreement, dated November 7, 2002 between Lauren H.


     Blair and NTL Incorporated, the Employment Agreement, dated January 10,
     2003 between Gregg N. Gorelick and NTL Incorporated, the Employment
     Agreement, dated January 10, 2003 between Jared Gurfein and NTL
     Incorporated, the Employment Agreement, dated January 10, 2003 between
     Nigel Roberts and NTL Incorporated and the Employment Agreement, dated
     January 10, 2003 between I. Erik Tamm and NTL Incorporated (collectively, the "Employment Agreements").

(2) The maximum number of shares of Common Stock that may be issued under the Stock Option Plan is subject to equitable adjustment upon the occurrence of certain events pursuant to the Stock Option Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the
     "Securities Act"), this Registration Statement includes, in addition to the number of shares of Common Stock stated above, an indeterminable number of additional shares of Common Stock that may be issuable pursuant to the antidilution provisions of the Stock Option Plan, together with an indeterminate number of shares of Common Stock that may become issuable under the Employment Agreements and the Bonus Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of our Common Stock. The rights to purchase shares of the Company's Series A
     Junior Participating Preferred Stock initially are attributed to and trade with the shares of Common Stock being registered hereby. Upon the occurrence of specified events, the Company's Series A Junior
     Participating Preferred Stock will be evidenced separately from the shares of Common Stock. Value attributed to these rights, if any, is reflected in the market price of the Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) and Rule 457(h) under the Securities Act, on the basis of the average of high and low sale prices for a share of Common Stock as quoted on the Nasdaq National Market on July 25, 2003.


===============================================================================

                               EXPLANATORY NOTE

         This Registration Statement on Form S-8 (this "Registration Statement") is filed by NTL Incorporated, a Delaware corporation (the "Company"), relating to: (i) 5,000,000 shares (subject to adjustment in some circumstances) of its Common Stock, issuable to employees, officers, directors and independent contractors of the Company or its subsidiaries, parents or affiliates eligible under the 2003 Stock Option Plan; and (ii) 100,000 shares of its Common Stock that may be issued pursuant to the Bonus Plan. As permitted by General Instruction C to Form S-8, there is also included as part of Part I of this Registration Statement a Reoffer Prospectus relating to offers by certain of our employees of an aggregate of 133,912 shares of Common Stock issued pursuant to their respective employment agreements listed on the front cover of this Registration Statement (collectively, the "Employment Agreements").

                                    PART I
               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The information called for by Part I of this Registration Statement (the "Part I Information") in respect of the 5,000,000 shares of Common Stock that may be issued pursuant to the Stock Option Plan is included in the description of the Stock Option Plan delivered to persons eligible pursuant to the Stock Option Plan and in documents sent or given to the such persons as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). The Part I Information is not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 of the Securities Act.

         The information called for by Part I of this Registration Statement (the "Part I Information") in respect of the 100,000 shares of Common Stock that may be issued pursuant to the Bonus Plan is included in the description of the Bonus Plan delivered to persons eligible pursuant to the Bonus Plan and in documents sent or given to such persons as specified by Rule 428(b)(1) of the Securities Act. The Part I Information is not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 of the Securities Act.

REOFFER PROSPECTUS

                               NTL INCORPORATED

                                133,912 SHARES

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

                              ------------------

         This prospectus relates to 133,912 shares ("Shares") of common stock, par value $0.01 per share (the "Common Stock") of NTL Incorporated, a Delaware Corporation (the "Company"), which may be offered from time to time by the selling stockholders identified under the caption "Selling Stockholders" in this prospectus for their own accounts. Each of the selling stockholders acquired the shares covered by this prospectus pursuant to the employment agreements between the Company and each of Lauren H. Blair, Gregg N. Gorelick, Jared Gurfein, Barclay Knapp, Richard J. Lubasch, Bret Richter, Nigel Roberts and I. Erik Tamm (collectively the "Employment Agreements").

         This prospectus has been prepared for the purpose of registering the shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act") to allow for future sale by the selling stockholders, on a continuous or delayed basis, to the public without restriction. The selling stockholders are current or former employees, officers and directors of our Company who acquired the shares of Common Stock as compensation for services performed for the Company.

         All or a portion of the Shares offered hereby may be offered for sale, from time to time, on the Nasdaq National Market, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the selling stockholders. However, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. See "Plan of Distribution." We will receive none of the proceeds of this offering. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement will be paid by us. See "Plan of Distribution."

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

         Our common stock is traded on the Nasdaq National Market under the symbol "NTLI." On July 30, 2003, the last reported sale price of our common stock was $42.01 per share. Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8440.

                              ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF COMMON STOCK WE ARE OFFERING, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

                 The date of this prospectus is July 31, 2003

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth in the section of this prospectus captioned "Risk Factors" beginning on page 8, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                              PROSPECTUS SUMMARY


         This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making an investment decision. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995".

         The terms "NTL," the "Company," "we," "our" and "us" refer to NTL Incorporated and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock and/or Series A warrants.

                                   ABOUT NTL

Overview

         We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of December 31, 2002.

         The following description of our principal lines of business reflects certain organizational changes that became fully effective for the year commencing January 1, 2003. Our results of operations for the period ended December 31, 2002 elsewhere in this prospectus reflect our business segments up to December 31, 2002:

     o CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services and wholesale Internet access solutions for UK Internet service providers, known as ISPs;

     o   BUSINESS SERVICES, including data, voice and Internet services;

     o BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services to the public safety sector;

     o NETWORK SERVICES, including the management of our UK national network infrastructure; and

     o CARRIER SERVICES AND MOBILE, including national and international carrier telecommunications services.

         In addition to these communications operations, we have investments in a virtual ISP, Virgin.net, a pay-per-view content provider, Front Row, and joint ventures relating to UK digital television and radio and a calling card business.

         Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8440. The address of our website is www.ntl.com. The information on our website is not part of this prospectus.


NTL's Completed Restructuring

         On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of our and NTL Europe, Inc.'s subsidiaries filed a pre-arranged joint reorganization plan, referred to in this prospectus as the Reorganization Plan, under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Reorganization Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization (the "Effective Date").

         Pursuant to the Reorganization Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed "NTL Incorporated" and became the holding company for the former NTL group's principal UK and Ireland assets. Prior to consummation of the Reorganization Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Reorganization Plan, was renamed "NTL Europe, Inc." and which became the holding company for the former NTL group's continental European and certain other assets. Pursuant to the Reorganization Plan, all of the outstanding securities of our former parent company (NTL Europe, Inc.) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and certain of its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Reorganization Plan, as supplemented and amended.

         As part of our implementation of the Reorganization Plan, we issued $558.249 million principal amount of 19% notes due 2010 to certain of our creditors under the terms of an indenture (the "Exit Notes"). In addition, we amended the terms of our existing Senior Credit Facility and Working Capital Credit Facility.

Historical Structure of the Company

         We were incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, we were a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. Our stockholders at the time became stockholders of the new holding company, NTL (Delaware), Inc., and we became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

         In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, referred to in this prospectus as CWC (the operations acquired from CWC are called ConsumerCo), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and we remained a subsidiary of NTL (Delaware), Inc., referred to in this prospectus as NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until the Effective Date of the Reorganization Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc., referred to in this prospectus as NTL Europe.

         On February 21, 2001, our former parent company contributed the assets of ConsumerCo to us and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc and referred to in this prospectus as NTL Business) to us. NTL Group Limited, a wholly-owned indirect subsidiary of ours, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

         We remained a subsidiary of NTL Incorporated (now NTL Europe) and NTL Delaware until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from us pursuant to the Reorganization Plan and we took the name NTL Incorporated.

         We conduct our operations through direct and indirect wholly-owned subsidiaries.

Summary Corporate Structure

         The following chart shows on a condensed basis the corporate structure of NTL through which our operations are conducted, as of January 10, 2003. This chart does not show our operating or other intermediate companies.

                      ---------------------------------
                      |                                |
                      |        NTL Incorporated        |
                      |         (formerly NTL          |
                      |     Communications Corp.)      |
                      |                                |
                      ---------------------------------
                          |                        |
                          |                        |
                          |                        |
     -------------------------                 ------------------------
     |                        |                |                       |
     |    Diamond Group*      |                |  NTL Communications   |
     |                        |                |   Limited Group**     |
     -------------------------                 ------------------------
                                                           |
                                                           |
                                                           |
                                                           |
                                               ------------------------
                                               |                       |
                                               |   Triangle Group***   |
                                               |                       |
                                               ------------------------


* Includes Diamond Holdings Limited, the issuer of the 10% Senior Notes due 2008 and 9-1/8% Senior Notes due 2008, and Diamond Cable Communications Limited, the guarantor of those series of notes and the parent company of Diamond Holdings Limited

** Includes the subsidiaries which secure our Senior Credit Facility and Working Capital Credit Facility

*** Includes NTL (Triangle) LLC, the issuer of the 11.2% Senior Discount Debentures due 2007


                              RECENT DEVELOPMENTS

NTL's Completed Restructuring

As described above, on January 10, 2003, the Reorganization Plan became effective and we changed our name to "NTL Incorporated" and became an independent publicly traded company.

Vodafone Dispute Settled

The previously disclosed dispute relating to contracts for the provision by us of mobile network transmission services to Vodafone Limited has been settled on terms acceptable to both parties.

Agreement with BskyB

On June 23, 2003, NTL announced it had reached an agreement with BskyB, effective through the end of 2006, for the supply of nine BskyB channels to NTL.

Appointment of Non-Executive Chairman

On March 12, 2003, we announced the appointment of James F. Mooney as our Non-Executive Chairman, replacing William R. Huff as Chairman of our board of directors. Mr. Huff will remain a Director of the Company.

Appointment of Chief Financial Officer

On March 5, 2003, we announced the appointment of Scott Schubert as our Chief Financial Officer.

Appointment of Chief Operating Officer

On March 20, 2003, we announced the appointment of Simon Duffy as our Chief Operating Officer.

Results of our 2003 Annual Meeting of Stockholders

At our 2003 Annual Meeting of Stockholders held on17, 2003, the following persons were elected or reelected as a director or executive officer: James F. Mooney (Non-Executive Chairman), Barclay Knapp (President, Chief Executive Officer and Director), Edwin M. Banks (Director), Simon P. Duffy (Chief Operating Officer), Robert Gale (Vice President--Controller), Howard Kalika (Vice President--Group Finance Director), Richard H. Martin, Jr. (Vice President--Financial Services and Administration) and Scott Schubert (Chief Financial Officer). James E. Bolin did not stand for reelection and is no longer a member of our board of directors and the number of directors on our Board was reduced to eight. In addition, the following executive officers were not reelected and will no longer serve as officers of NTL: Lauren H. Blair, Gregg N. Gorelick, Richard J. Lubasch, and Bret Richter.

                                 THE OFFERING

Issuer                NTL Incorporated (formerly NTL Communications Corp.)

Securities Offered
by the
Selling
Securityholders       133,912 shares of common stock, par value $0.01 per share

Common stock
outstanding           50,650,534 shares as of July 30, 2003

Voting Rights         Holders of our common stock have one vote per share.

Use of Proceeds       We will not receive any proceeds from the sale of common
                      stock sold pursuant to this prospectus. The selling securityholders will receive all the proceeds from the sale of common stock sold pursuant to this prospectus.

Nasdaq Symbol         Our common stock currently trades under the symbol
                      "NTLI" on the Nasdaq National Market.

Risk Factors          Please refer to the section of this prospectus entitled
                      "Risk Factors" beginning on page 8 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

                                 Risk Factors

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Company

Our business is capital intensive and we have historically incurred losses and generated negative cash flows and cannot assure you that we will be profitable in the future or that we will have sufficient liquidity to fund our working capital and capital expenditures and to meet our obligations under our existing debt instruments.

         Our business is very capital intensive and has always required significant amounts of cash. Historically, construction, operating expenditures and interest costs have resulted in negative cash flow, which we expect will continue for the foreseeable future. We have also incurred and expect to continue to incur substantial losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

         We had net losses for the year ended December 31, 2002 of $2,375.8 million, and for the years ended December 31:

o    2002: $2,375.8 million

o 2001: $11,837.0 million (including an asset impairment charge of $8,160.6 million)

o    2000: $2,388.1 million

o    1999: $716.5 million

o    1998: $534.6 million

         As of December 31, 2002, our accumulated deficit was $18.6 billion.

         Moreover, we currently expect that we will require between (pound)5.0 million and (pound)15.0 million to fund our working capital and capital expenditures, net of cash from operations, in the twelve months from April 1, 2003 to March 31, 2004. We believe that cash, cash equivalents and marketable securities on hand of $478.8 million as of March 31, 2003 will be sufficient for our cash requirements during the twelve months from April 1, 2003 to March 31, 2004. It is possible that these sources of cash will be insufficient, resulting in our having to raise additional funds for liquidity.

         In addition, beginning in 2005, a series of principal payments will come due on our existing debt instruments as they approach their respective maturity dates. Our ability to make these payments and meet our ongoing funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances. In addition, the Exit Notes are structurally subordinated to the obligations of our subsidiaries that are not senior guarantors.

         We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations, including interest and principal obligations with respect to the Exit Notes. Because of our substantial leverage and our dependence on our operating subsidiaries to generate distributions, there can be no assurance that we will have adequate funds to fulfill our interest and principal obligations in respect of the Exit Notes. In addition, the terms of existing and future indebtedness of us and our subsidiaries, including our Working Capital Credit Facility and Senior Credit Facility, and the indentures governing the notes of Diamond Holdings and NTL Triangle, and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

         For the three months ended March 31, 2003 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges by approximately $241.7 million, $2,447.8 million, $11,786.6 million, $2,563.1 million, $785.2 million and $535.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

Our substantial leverage could adversely affect our financial health and diminish shareholder value.

         We are, and, for the foreseeable future will continue to be, highly leveraged. As of March 31, 2003, the accreted value of our total long-term indebtedness less unamortized discount of $6,228.7 million represents 70.3% of our total capitalization.

         Our substantial indebtedness, coupled with the relatively high effective interest rate on the notes, could adversely affect our financial health and, consequently, erode shareholder value, by, among other things:

o increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly for any borrowings at variable interest rates,

o    limiting our ability to obtain additional financing, if needed, and

o requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

         In addition, the significant cash payments required as a result of the relatively high interest rates of our debt, if left outstanding, could negatively impact shareholder value.

We are subject to restrictive debt covenants pursuant to our indebtedness.

         As part of our implementation of the Reorganization Plan, we issued $558.249 million principal amount of the Exit Notes to certain of our creditors under the terms of an indenture. In addition, we amended the terms of our existing Senior Credit Facility and Working Capital Credit Facility.

         The indentures governing our outstanding notes, including the Exit Notes, among other things, significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

o    incur additional debt;

o    create or incur liens;

o    pay dividends or make other equity distributions;

o    purchase or redeem share capital;

o create restrictions on the payment of dividends or other amounts by our subsidiaries;

o    make investments;

o    sell assets;

o    issue or sell share capital of certain subsidiaries;

o    engage in transactions with affiliates; and

o effect a merger or consolidation of, or sell all or substantially all of our assets.

         Similar restrictive covenants are contained in our Senior Credit Facility and Working Capital Credit Facility which are applicable to us and most of our subsidiaries. In addition, under our credit facilities, we and our subsidiaries must comply with certain financial covenants specifying various financial performance levels that we are required to meet. In the event we were to fail to meet any of these covenants and were unable to cure such breach or otherwise renegotiate such covenant, the lenders under those facilities would have significant rights to seize control of most of our assets. Such a default, or a breach of any of the other obligations in the indenture governing the notes, including the Exit Notes, could also trigger a default under the notes.

         The covenants in our credit facilities and the indentures governing our outstanding notes and any future debt may significantly restrict our future operations. Furthermore, upon the occurrence of any event of default under the indentures governing our outstanding notes, our credit facilities or the agreements governing any other debt of our subsidiaries, the lenders could elect to declare all amounts outstanding under such indentures, credit facilities or agreements, together with accrued interest, to be immediately due and payable. If those lenders accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries will be sufficient to repay in full those amounts.

Our Chapter 11 reorganization and uncertainty over our financial condition may harm our business and our brand name.

         Adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may affect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our Chapter 11 reorganization and our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Although we have successfully consummated the Reorganization Plan, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

         In addition, uncertainty during our recapitalization process may have adversely affected our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

         The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, such as those related to the 3G mobile network, may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We are subject to significant competition in each of our business areas and we expect that competition will intensify - if we are unable to compete successfully, our financial conditions and results of operations could be adversely affected.

         We face significant competition from established and new competitors in each of our businesses. In particular, in two of our three key lines of business - telephony and television - the markets are dominated by our competitors (BT and BSkyB, respectively), who have very large market shares and generally have less financial and operating constraints than we do. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. Moreover, we may also be required to reduce prices if our competitors reduce prices, or as a result of any other downward pressure on prices for telecommunications services, which could have an adverse effect on us.

         In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. We carry several of those channels on our systems. Although there are competing channel providers, the position of programming supplier to us undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB to influence pricing and bundling. Thus far, regulators have not disturbed the pricing arrangements imposed on us by BSkyB.

         If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

Our growth has been curtailed by funding constraints.

         We significantly decreased the amount we were spending on capital expenditures due to liquidity constraints during the recapitalization process and expect to continue to reduce capital expenditures during 2003. As a result, we may be unable to increase our customers in the short term and our near-term revenue and future revenue growth may be adversely affected.

We remain subject to the risks of successfully integrating the acquisitions through which we have historically grown our business. In particular, we are in the process of integrating our various billing and operation platforms - if we do not complete this integration, we could experience an adverse effect on our customer service, churn rate and operating costs.

         We have historically grown our business through acquisitions. This has resulted in our being exposed to the risk of failing to successfully integrate those acquisitions, in particular, workforce, management, network and systems. A significant result of our growth through acquisitions is that we have inherited a variety of distinct billing and customer service systems from various companies that we have acquired. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service; however, we do not as yet have an integrated billing and operational platform. We cannot be certain that this integration project will be successful. If the full integration of our billing and customer service systems is not successful, we could experience an adverse effect on our customer service, churn rate and costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending on the severity of the failure, could have a material adverse effect on our business.

         Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact morale. Negative effects on employee morale can have a negative effect on our operations generally.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

         We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn. The successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services.

         In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. If the integration of our various billing system is not successful, we could experience an adverse effect on customer service and, in turn, our churn rate.

         We plan to increase our customer and revenue generating unit (referred to in this prospectus as an RGU) base in 2003. If demand for our products and services is greater than anticipated, our customer service call centers could experience a higher than expected volume of calls. If customer service suffered as a result, it could contribute to churn. Our business plan also includes the migration of our customers from analog to digital service. The migration process could also increase churn levels.

         Our ability to reduce churn could also be adversely affected by the availability of competing services in the UK, such as the digital satellite and digital terrestrial television services offered by BSkyB and the BBC, and telephone, Internet and broadband services offered by BT. BT and BSkyB have regularly launched strong direct and indirect win-back campaigns to entice our customers to churn and move to these competing services.

         Another part of our strategy to reduce churn is to increase take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, which would adversely impact our results of operations.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels following our restructuring.

         As a result of capital constraints imposed on our business during our restructuring, we engaged in a process of reducing expenditures in a variety of areas, including by way of a substantial reduction in capital expenditure, a reduction in the number of our employees and the outsourcing of some functions. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. In particular, in order to reduce costs we are in the process of negotiating with several of our vendors for better terms under existing and future agreements. We cannot be certain that such negotiations will conclude successfully.

Failure to successfully market broadband to our existing customer base will adversely impact our revenue and results of operations.

         A significant component of our strategy is to successfully market broadband products to our existing consumer customer base. We believe that our "triple play" offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as the DSL service offered by BT and Freeserve. Additionally, some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our results of operations will be adversely affected.

Our actual results of operations and financial condition may differ from our reported results of operations and financial condition due to the use of estimates and assumptions in the preparation of our financial statements.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, our pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill.

We are dependant upon a small number of key personnel.

         A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. Although we have entered into employment contracts with all of our executive officers, those contracts cannot prevent such individuals from resigning. If an individual does resign, he or she is bound by certain non-compete clauses which may or may not discourage the individual from leaving.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

         Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

         We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

We are dependent upon many critical systems and processes, many of which are dependent upon hardware that is concentrated in a small number of locations. If a catastrophe were to occur at one or more of those locations, it could have a material adverse effect on our business.

         Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our operations from our network to our billing and customer service systems. The hardware supporting a large number of critical systems are housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss, or other catastrophe, it could have a material adverse effect on and cause irreparable harm to our business. We are currently studying ways to improve our disaster recovery to prevent or mitigate such a potential failure. However, despite any disaster recovery, security and service continuity protection measures we have or may in the future take we cannot assure you that these measures will be sufficient. In addition, although we build our network in resilient rings to ensure the continuity of network availability in the event of any damage to our underground fibers, should any ring be cut twice in different locations, it is likely that no transmission signals will be able to pass, which could cause significant damage to our business. This is especially so in relation to our Sirius undersea ring connecting the UK to the Republic of Ireland: any simultaneous cut of the Northern and Southern rings would isolate our Irish networks from our UK networks for an extended period.

We do not insure the underground portion of our cable network.

         We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtained significant financing and may in the future obtain additional financing in U.S. dollars but generally generate revenues and incur expenses in pounds sterling and euros.

         We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in pounds sterling and Euros while we pay interest and principal obligations with respect to a significant amount of our existing indebtedness in U.S. dollars. We cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar debt will be higher and we will incur currency losses.

Our broadcast services and carrier telecommunications businesses are dependent upon ITV and other contracts.

         Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV national network of 15 affiliated television stations, Channel 4/S4C and Channel 5. The majority of the prices that we may charge these companies for transmission services are subject to regulation by the UK Office of Telecommunications (referred to in this prospectus as OFTEL). Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide.

         Other contracts important to our broadcast services business include a contract for the provision of communication services to the Metropolitan Police. This contract is subject to renewal and we cannot assure you that the renewal will be on the same basis, or that the Metropolitan Police will not seek other parties to provide the services.

         Our carrier services and mobile business has a contract with Orange plc for the design, build and maintenance of its mobile network. The minimum term of this contract is scheduled to expire in 2006 and there can be no assurance that it will be renewed.

         In addition, our carrier services and mobile business currently has a contract with Vodafone for the supply of mobile transmission services, including core inter-switch and backhaul network capacity. This contract is scheduled to terminate in October 2004 and there are no present indications that it will be renewed.

         The loss of any one of these contracts could have a material adverse effect on the relevant business division.

Our broadcast services business is dependent upon site sharing arrangements with its principal competitor.

         As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle U.K. Ltd. and we have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

         Under the present arrangements for analog broadcast services, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years' written notice until December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. With respect to digital broadcast services, we and Crown Castle U.K. Ltd. are negotiating a formal arrangement pending finalization of a separate digital site sharing agreement which is envisaged to be on terms similar to the existing analog site sharing agreement. Presently the parties are operating under an informal arrangement pending finalization of the formal arrangement. Although we believe such formalization will be concluded successfully, we cannot be certain of that conclusion.

Some provisions of the agreements governing our indebtedness and the indebtedness of our subsidiaries, our stockholder rights plan and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of NTL Incorporated.

         We may, under some circumstances involving a change of control, be obligated to offer to repurchase substantially all of our outstanding notes, and repay other indebtedness (including our bank facilities). We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

         If we cannot repurchase and repay this indebtedness in the event of a change of control, the failure to do so would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness. The threat of this could have the effect of delaying or preventing transactions involving a change of control of NTL Incorporated, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

         Our stockholder rights plan and certain provisions of our certificate of incorporation may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL Incorporated.

Risks Related to our Common Stock

We do not expect to pay dividends on our Common Stock in the foreseeable future.

         We have never paid cash dividends on our Common Stock and do not expect to pay dividends on our Common Stock in the foreseeable future. The payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

         Furthermore, the indentures governing the outstanding notes issued by us and our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC and the terms of our Senior and Working Capital Credit Facilities impose limitations on the payment of dividends to us by our subsidiaries and the distribution of earnings or making of other payments to us by our subsidiaries, which consequently limits amounts available for us to pay dividends on our Common Stock. Additionally, the indenture governing the Exit Notes directly limits our ability to pay dividends on our Common Stock. The terms of any future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

The market price of the Common Stock is subject to volatility as well as trends in the telecommunications industry in general.

         The current market price of our Common Stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of the Common Stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operation results and cash flow, our earnings releases and our competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In particular, valuations of telecommunication companies have generally fallen over the past two years. Trends in this industry are likely to have a corresponding impact on the price of our Common Stock.

Sales of large amounts of our Common Stock or the perception that sales could occur may depress our stock price.

         On the Effective Date, we issued an aggregate of 50,000,969 shares of our Common Stock to former holders of our debt securities and former holders of debt securities of NTL Europe, NTL Delaware and Diamond Cable Communications Limited pursuant to the Reorganization Plan and 500,000 shares of our Common Stock to the purchasers of our Exit Notes. These shares represented substantially all of our outstanding Common Stock as of the Effective Date. None of these shares are subject to any lock up restrictions and may be sold at any time, subject to compliance with applicable law, including the Securities Act.

         Sales of large blocks of shares of our Common Stock acquired pursuant to the Reorganization Plan in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which would have a dilutive effect on our Common Stock.

         In the future we may determine to raise capital through offerings of our Common Stock, securities convertible into our Common Stock, or rights to acquire such securities or our Common Stock. In any such case, the result would ultimately be dilutive to our Common Stock by increasing the number of shares outstanding. We cannot predict the effect such dilution may have on the price of our Common Stock.

                             SELLING STOCKHOLDERS

         The following chart sets forth certain information with respect to the amount of Common Stock held by each of the selling stockholders. The chart shows the number of shares of Common Stock beneficially owned by the selling stockholders as of the date indicated for each, the percentage of the class, the maximum number of shares of Common Stock being offered hereby, the number of shares of our Common Stock owned by each of the selling stockholders after the offering is completed and the percentage of the class. The chart also indicates the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with us or any of our predecessors or affiliates.


                                                                                           Maximum Number of
                                                                     Number of Shares      Shares to be        Number of Shares
                                                                    Beneficially Owned       Offered          Beneficially Owned
                                                                   Prior to the Offering(1)   Hereby         After the Offering(3)
                                                               -------------------------------------------------------------------
                  Selling Stockholder                           Number          Percentage                   Number    Percentage
         Name                       Position                   of Shares         of Class(2)                of Shares   of Class
----------------------------------------------------------------------------------------------------------------------------------

Lauren H. Blair              **                              12,593(4)(5)(6)     *             12,345(6)         -           -
Gregg N. Gorelick            **                              14,714(4)(5)(6)     *             13,975(6)         -           -
Jared Gurfein                **                               9,317(4)(6)        *              9,317(6)         -           -
Barclay Knapp                President - Chief Executive
                             Officer and Director            36,599(4)(5)        *             32,609            -           -
Richard J. Lubasch           **                              22,751(4)(5)(6)     *             22,220(6)         -           -
Bret Richter                 **                              16,073(4)(5)(6)     *             16,071(6)         -           -
Nigel Roberts                Vice President - Group
                             Treasurer                       15,000(4)           *             15,000            -           -
I. Erik Tamm                 Vice President - Financial
                             Planning and Analysis           12,375(4)           *             12,375            -           -
----------------------------------------------------------------------------------------------------------------------------------

   *     Represents less than one percent.

   **    As of June 17, 2003, Messrs. Lubasch, Richter, Gorelick and Ms.
         Blair, are no longer officers of the Company. Jared Gurfein was at no time an officer of the Company.

   (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock and securities exercisable or convertible into shares of Common Stock that are currently exercisable or exercisable within 60 days of July 31, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The Common
         Stock is the only outstanding class of equity securities of the Company.

   (2) Applicable percentage of ownership for each selling stockholder is based on 50,650,534 shares of Common Stock outstanding as of July 30, 2003.

   (3) Because the selling stockholders may offer all or some portion of the above referenced security pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act. The selling stockholders may sell all, part or none of the securities listed above.

   (4) The shares of Common Stock beneficially owned have been issued in escrow pursuant to such executive officers' respective employment agreements. Under the terms of the escrow, with the exception of Mr.
         Knapp (whose shares will be delivered on October 10, 2003), the shares will be delivered to each of the executive officers only if on August 15, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause.

   (5) Also includes, in the case of Lauren H. Blair 248, in the case of Gregg N. Gorelick 739, in the case of

                                      17


         Barclay Knapp 3990, in the case of Richard J. Lubasch 531, in the case of Bret Richter 2, presently exercisable warrants.

   (6) Does not include such selling stockholder's portion of a maximum of 100,000 shares of Common Stock that may be issued pursuant to the Bonus Plan


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Common Stock sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales.

                             PLAN OF DISTRIBUTION

         Each selling stockholder may sell his or her shares of Common Stock for value from time to time under this prospectus in one or more transactions on the Nasdaq National Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each selling stockholder and any broker-dealer that participates in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will pay all other expenses in connection with this offering, including without limitation any expenses of registration of the Common Stock, and will not receive any proceeds from sales of any shares of Common Stock by the selling stockholders. In order to comply with certain state securities laws, if applicable, the shares of Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares of Common Stock must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares of Common Stock sold hereunder, the selling stockholders may sell shares of Common Stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the selling stockholders will sell all or any portion of the shares of Common Stock offered hereby.

         The Company has notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares of Common Stock pursuant to this prospectus.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to other documents. The information included in the following documents is incorporated by reference into this prospectus and is considered to be a part of this prospectus. We have previously filed the following reports and registration statement with the Securities and Exchange Commission and incorporate the information contained in them into this prospectus:

     o Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on May 30, 2003;

     o The Company's quarterly report for the quarter ended March 31, 2003, filed on May 15, 2003;

     o   The Company's Current Report on Form 8-K filed on January 10, 2003;

     o The description of the Common Stock set forth in the Company's registration statement filed under Section 12(g) of the Exchange Act on Form 8-A on January 10, 2003; and

     o All reports and other documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act on or after the date of this prospectus but prior to termination of the offering are also incorporated by reference into this prospectus.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

         The information related to us contained in this prospectus should be read together with the information contained in the documents that are incorporated by reference into this prospectus.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

                             Robert MacKenzie, Esq
                               NTL Incorporated
                                   NTL House
                                 Bartley Wood
                                 Business Park
                                 Hook RG27 9XA
                                United Kingdom
                             Tel: +44 1256 752 000

                      WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act and accordingly file reports and other information with the Securities and Exchange Commission. Reports and other information filed by us may be inspected and copied at prescribed rates at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus does not contain all information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding us and the Common Stock offered, we refer you to the registration statement and to the exhibits filed with it.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by NTL Incorporated or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             --------------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................3
ABOUT NTL................................................................3
RECENT DEVELOPMENTS......................................................5
THE OFFERING.............................................................7
RISK FACTORS.............................................................8
SELLING STOCKHOLDERS....................................................17
USE OF PROCEEDS.........................................................18
PLAN OF DISTRIBUTION....................................................18
DOCUMENTS INCORPORATED BY REFERENCE.....................................18
WHERE YOU CAN FIND MORE INFORMATION.....................................19

==========================================================================


                               NTL INCORPORATED

                                133,912 SHARES

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE

                              ------------------

                                  PROSPECTUS

                              ------------------





                                 July 31, 2003

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents have been filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated by reference in this Registration Statement as of their respective filing dates:

     (a) Amendment No. 3 to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on May 30, 2003.

     (b) The Company's quarterly report for the quarter ended March 31, 2003, filed on May 15, 2003; the Company's Current Report on Form 8-K, filed on January 10, 2003.

     (c) The description of the Common Stock set forth in the Company's registration statement filed under Section 12(g) of the Exchange Act on Form 8-A on January 10, 2003, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Shares of Common Stock

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The Company's amended and restated certificate of incorporation requires the Company to indemnify any person who is or was or had agreed to become a director or officer of the Company in accordance with the by-laws of the Company to the fullest extent authorized by the DGCL, as the same exists or may be amended; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Company's board of directors.

         Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Company's a amended and restated by-laws provide that the Company may purchase and maintain insurance on behalf of any of its directors and officers against any liability that may be asserted against him or her. The Company maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, the Company provides indemnity agreements to its directors and certain of its officers. Under the Company's amended and restated by-laws and the indemnity agreements, the Company is obligated to advance expenses an indemnitee may incur in connection with an action before any resolution of the action, subject to the indemnitee agreeing to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company.

         The Company's amended and restated certificate of incorporation includes a provision under Section 102(b)(7) of the DGCL that permits the Company to limit or eliminate its directors' liability to the Company and its stockholders for monetary damages for breaches of fiduciary duties, other than for:

         (1) breaches of the duty of loyalty;

         (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

         (3) unlawful payments of dividends, stock purchases or redemptions;
or

         (4) transactions from which a director derives an improper personal benefit.

Item 7.  Exemption From Registration Claimed.

         Certain restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the Employment Agreements in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8.  Exhibits.

      4.1      Form of 2003 Stock Option Plan of NTL Incorporated*

      5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock being registered hereby

      23.1     Consent of Ernst & Young LLP

      23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included with Exhibit 5.1)

      24       Powers of Attorney (included on the signature page)

_________________
     * Incorporated by reference to the Company's registration statement on Form S-1 (Registration Number 333-103135).

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of July, 2003.

                                     NTL INCORPORATED


                                     By:  /s/Barclay Knapp
                                          -------------------------
                                         Name:   Barclay Knapp
                                         Title:  Chief Executive Officer,
                                                 President and Director


         KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barclay Knapp and Scott Schubert, or any of them, acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with this Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-8 under the Securities Act, including, without limiting the generality of the foregoing, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                            Title                                Date
         ----                            -----                                ----


  /s/ Barclay Knapp               Chief Executive Officer, President      July 31, 2003
------------------------          and Director
      Barclay Knapp


  /s/Scott Shubert                Chief Financial Officer                 July 31, 2003
-----------------------
    Scott Schubert


  /s/Robert Gale                  Vice President-Controller               July 31, 2003
-----------------------
     Robert Gale


  /s/Edwin M. Banks               Director                                July 31, 2003
-----------------------
     Edwin M. Banks


  /s/Jeffrey D. Benjamin          Director                                July 31, 2003
-------------------------
     Jeffrey D. Benjamin


                                      II-4

  /s/David Elstein                Director                                July 31, 2003
-------------------------
     David Elstein


  /s/William R. Huff              Director                                July 31, 2003
--------------------------
     William R. Huff


  /s/James F. Mooney              Director                                July 31, 2003
--------------------------
     James F. Mooney


                                  Director
--------------------------
     Brett G. Wyard


  /s/George R. Zoffinger          Director                                July 31, 2003
---------------------------
     George R. Zoffinger


                               INDEX TO EXHIBITS

Exhibit Number       Description of Exhibit
--------------       ---------------------

4.1                  Form of 2003 Stock Option Plan of NTL Incorporated*

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock being registered hereby

23.1                 Consent of Ernst & Young LLP

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included with Exhibit 5.1)

24                   Powers of Attorney (included on the signature page)

_________________
   * Incorporated by reference to the Company's registration statement on Form S-1 (Registration Number 333-103135).